Exhibit 5.1

April 21, 2010

Niska Gas Storage Partners LLC

Attn:  General Counsel

1001 Fannin St. Suite 2500

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Niska Gas Storage LLC, a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 20,125,000 common units representing member interests in the Company (the “Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware Act”), the Company’s records and documents, certificates of the Company and public officials and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly formed and is validly existing as a limited liability company under the Delaware Act.

2. The Units, when issued and delivered on behalf of the Company against payment therefor as described in the Company’s Registration Statement on Form S-1 (Commission File No. 333-165007), as amended, relating to the Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Limited Liability Company Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103 Tel 212.237.0000 Fax 212.231.0100 www.velaw.com